Exhibit 99.1

December 12, 2018

FOR ADDITIONAL INFORMATION

Media Ken Stammen Corporate Media Relations (614) 460-5544 kstammen@nisource.com	Investors Randy Hulen Vice President, Investor Relations (219) 647-5688 rghulen@nisource.com	Sara Macioch Manager, Investor Relations (614) 460-4789 smacioch@nisource.com

NiSource Positions Organization to Deliver on Its Commitments

MERRILLVILLE, Ind. – NiSource Inc. (NYSE: NI) today announced changes in its executive leadership team effective January 1 to support the next phase of restoration and ongoing community support in the Greater Lawrence, Mass., area and to continue to deliver on its commitments across the seven states served.

Joe Hamrock, president and CEO of NiSource, said “Safety and care for our customers are the foundation of our business. As we transition to the next phase of the restoration effort in Massachusetts, our enduring commitment to the Greater Lawrence area is a top priority, and we are aligning our leadership team to continue to meet our customer and community needs across all our states.”

Pablo Vegas, who served as chief restoration officer, will reassume leadership of the gas segment as executive vice president and president, gas utilities, reporting to Hamrock. In this role, Vegas will be responsible for strategy, planning, operations, regulatory and community engagement for the seven NiSource gas companies.

Mark Kempic will serve as chief operating officer, Columbia Gas of Massachusetts, reporting to Vegas. He previously served as chief transformation officer for NiSource and was part of the leadership team for the Greater Lawrence area restoration effort. In this role Kempic will lead the next phase of restoration in the Greater Lawrence area and will have operational responsibility for the state. Steve Bryant, president of Columbia Gas of Massachusetts, will focus on external, customer and regulatory responsibilities, also reporting to Vegas.

Additional members of the NiSource senior leadership team reporting to Hamrock include:

Donald Brown, executive vice president and chief financial officer, will lead finance, regulatory strategy, IT and supply chain services.

Violet Sistovaris will continue in her role as executive vice president and president, NIPSCO, leading strategy, planning, operations and regulatory activities for NiSource’s electric business segment.

Carrie Hightman, executive vice president and chief legal officer, will continue to have responsibilities for legal services, federal government affairs and communications.

Mike Finissi, executive vice president, safety and gas technical services, will assume leadership of gas operations support including safety, environmental, technical training, engineering and safety management system implementation.

Suzanne Surface will assume the role of chief services officer leading human resources, customer services, and corporate transformation and services.

Pete Disser will reassume the role of vice president, internal audit.

Maintaining our commitment to customers, communities and all stakeholders

NiSource recently completed its 2018 financing activities. Combined with today’s announcements, this positions NiSource to deliver on its commitments to all stakeholders, including achieving the company’s previously announced long-term financial and credit commitments.

About NiSource

NiSource Inc. (NYSE: NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.5 million natural gas customers and 500,000 electric customers across seven states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource’s approximately 8,000 employees are focused on safely delivering reliable and affordable energy to our customers and communities we serve. NiSource has been designated a World’s Most Ethical Company by the Ethisphere Institute since 2012, is a member of the Dow Jones Sustainability—North America Index and was named by Forbes magazine as the top-rated utility among America’s Best Large Employers in 2017. Additional information about NiSource, its investments in modern infrastructure and systems, its commitments and its local brands can be found at www.nisource.com. Follow us at www.facebook.com/nisource, www.linkedin.com/company/nisource or www.twitter.com/nisourceinc. NI-F

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